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                                                                     EXHIBIT 4.5


                            ARTICLES SUPPLEMENTARY

                         $1.26 CUMULATIVE CONVERTIBLE
                           PREFERRED STOCK, SERIES B
                        OF CAPSTEAD MORTGAGE CORPORATION

     CAPSTEAD MORTGAGE CORPORATION, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Maryland SDAT") that:

     Pursuant to authority conferred upon the Board of Directors by the Charter, as amended, of the Corporation, the Board of Directors on September 9, 1996 adopted a resolution, authorizing the classification and issuance of an additional 4,500,000 shares of $1.26 Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock") and that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series are the same as set forth in the Articles Supplementary creating the Series B Preferred Stock (the "Original Articles Supplementary") (which Original Articles Supplementary were filed by the Corporation with the Maryland SDAT on December 2, 1992 and are hereby incorporated herein by reference).

     1. Designation and Number of Shares. Four million five hundred thousand (4,500,000) shares of Preferred Stock of the Corporation, par value $.10 per share, are hereby designated as the "$1.26 Cumulative Convertible Preferred Stock, Series B."

     2.  Dividends.  As set forth in the Original Articles Supplementary.

     3.  Liquidation.  As set forth in the Original Articles Supplementary.

     4.  Voting Rights.  As set forth in the Original Articles Supplementary.

     5. Limitations on Certain Actions. As set forth in the Original Articles Supplementary.

     6.  Redemption.  As set forth in the Original Articles Supplementary.

     7.  Conversion.  As set forth in the Original Articles Supplementary.

     8. Parity With Respect to Dividends and Distribution Upon Liquidation. As set forth in the Original Articles Supplementary.

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        IN WITNESS WHEREOF, the undersigned has caused these additional Articles
Supplementary to be executed this 9th day of September, 1996.


                                CAPSTEAD MORTGAGE CORPORATION


                                By:  /s/ ANDREW F. JACOBS
                                   ---------------------------------------------
                                               Andrew F. Jacobs
                                   Senior Vice President - Control and Treasurer


ATTEST:


  /s/ David Barbour
-------------------------
David Barbour,
Assistant Secretary


        THE UNDERSIGNED, Senior Vice President - Control and Treasurer of the Corporation, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval therefor are true in all material respects under the penalties of perjury.



                                      /s/ ANDREW F. JACOBS
                                   --------------------------------------------
                                              Andrew F. Jacobs
                                   Senior Vice President - Control and Treasurer